Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of

Regency Centers Corporation:

We consent to the use of our reports, dated March 1, 2011, with respect to the consolidated balance sheets of Regency Centers Corporation and subsidiaries as of December 31, 2010 and 2009 and the related consolidated statements of operations, equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated by reference herein.

/s/ KPMG LLP

June 2, 2011

Jacksonville, Florida

Certified Public Accountants